34

                                                                  EXHIBIT 11.1

                         LANDSTAR SYSTEM, INC. AND SUBSIDIARY
                       CALCULATION OF EARNINGS PER COMMON SHARE
                       (In thousands, except per share amounts)
                                       (Unaudited)


                                                  Fiscal Years Ended
                                       December 26,  December 27,  December 28,
                                          1998           1997          1996
                                       ------------  ------------  ------------

Income from continuing operations     $     34,481   $     25,428  $     19,647
Discontinued operations, net
  of income taxes                          (22,589)          (738)         (722)
                                      ------------   ------------  ------------

Net income                            $     11,892   $     24,690  $     18,925
                                      ============   ============  ============






Average number of common shares
    outstanding                             11,022         12,541        12,785
                                      ============   ============  ============


Earnings (loss) per common share:
Income from continuing operations     $       3.13   $       2.03  $       1.54
Loss from discontinued operations            (2.05)         (0.06)        (0.06)
                                      ------------   ------------  ------------


Earnings per common share             $       1.08   $       1.97  $       1.48
                                      ============   ============  ============



